YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Adjourned Due to Insufficient Shareholder Response

Dear Shareholder:

We have been trying to reach you regarding your investment(s) in the Quaker Small-Cap Growth Tactical Allocation Fund (the “Fund”). The Special Meeting of Shareholders, which was originally scheduled to take place on January 30, 2014, has unfortunately been adjourned until February 6, 2014, due to an insufficient voting response from shareholders.

Although an overwhelming majority of the votes received from our shareholders have been cast in favor of the proposal, the Fund has simply not yet received sufficient votes. Our records indicate that we have not yet received your vote and we need YOUR help. We urge you to cast your vote before the shareholder meeting reconvenes. Every account, no matter the size, has a direct impact on the outcome of the proxy vote.

Your vote is important.  By voting promptly, you will help to prevent further adjournments of the shareholder meeting and additional shareholder communications, which will result in additional expenses to your Fund.

The Board of Trustees unanimously recommends that you vote FOR the Proposal.

No matter when you receive this letter - even if it is past the indicated deadline, it is very important that you vote TODAY using one of the following convenient options:

1. Log on to the website listed on your proxy card, enter your control number located on your proxy card, and vote by following the on-screen prompts.

2. Call the toll-free touchtone voting number listed on your proxy card, enter your control number located on your proxy card, and vote by following the touchtone prompts.

If you have any questions, please call the Fund’s proxy solicitor, Okapi Partners, toll-free at (855) 208-8902 and a live representative will be happy to assist you.

If we have not received your vote as February 6, 2014 approaches, you may receive a phone call urging you to vote.

Thank you for your continued support.